Exhibit 4.6
 DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of February 13, 2020, BorgWarner Inc. (the “Company”) had two classes of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common stock, $0.01 par value per share (“Common Stock”), and (ii) 1.800% Notes due 2022 (the “Senior Notes”).
DESCRIPTION OF COMMON STOCK
The following description of the common stock of the Company is a summary and does not purport to be complete. The description is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended through April 26, 2018 (our “Certificate of Incorporation”), our Amended and Restated By-laws (our “By-laws”), and applicable Delaware law.
Authorized Shares
The Company’s authorized shares are 420,000,000 shares of capital stock, $0.01 par value per share, consisting of 390,000,000 shares of Common Stock, 25,000,000 shares of non-voting common stock (“Non-Voting Common Stock” and, together with Common Stock, “Junior Stock”), and 5,000,000 shares of preferred stock (“Preferred Stock”). Preferred Stock is issuable in one or more classes and series, with preferences, rights, restrictions, and qualifications as established by the Board of Directors of the Company without shareholder approval, including voting, dividend, redemption, liquidation, sinking fund, conversion and other rights. No shares of Non-Voting Common Stock or Preferred Stock are outstanding.
Dividends
Holders of our Junior Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds available.
Voting Rights
Each holder of Common Stock is entitled to one vote per share and is entitled to vote on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights. As a result, under the Delaware General Corporation Law (the “DGCL”), the holders of more than one-half of the outstanding shares of Common Stock generally will be able to elect all of our directors then standing for election and holders of the remaining shares will not be able to elect any director, subject to any voting rights held by holders of our Preferred Stock.
The holders of Non-Voting Common Stock do not have any voting rights except as provided by applicable law and except that the holders of Non-Voting Common Stock are entitled to vote as a separate class on any amendment to Article IV, Section 2(3)(ii) of our Certificate of Incorporation, which sets forth the voting rights of the holders of Non-Voting Common Stock, and on any amendment, repeal or modification of any provision of our Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of Non-Voting Common Stock.
Liquidation Rights
Upon liquidation of the Company, holders of Junior Stock are entitled to share equally in any distribution of the Company’s assets after provision for the Company’s liabilities and the liquidation preference of any outstanding Preferred Stock.
Other Rights
Holders of Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities. In addition, there are no redemption or sinking fund provisions for holders of Common Stock. Any “Regulated Stockholder,” as that term is defined in Article IV, Section 2(4)(i) of our Certificate of Incorporation, may convert any or all of the shares held by such stockholder into the same number of shares of Non-Voting Common Stock so long as each such stockholder complies with the procedural requirements for conversion in Article IV, Section 2(4)(iii) of our Certificate of Incorporation. Our outstanding Common Stock is fully paid and non-assessable.
Upon the occurrence (or the expected occurrence) of any Conversion Event (as described in Article IV, Section 2(4)(ii)(B) of our Certificate of Incorporation) and compliance with the provisions of Article IV, Section 2(4)(iii) of our Certificate of Incorporation, each holder of shares of Non-Voting Common Stock is entitled to convert into the same number of shares of Common Stock any or all of such holder’s shares of Non-Voting Common Stock being (or expected to be) distributed, disposed of or sold by such holder in connection with such Conversion Event.
 Exchange Listing
Our Common Stock is traded on the New York Stock Exchange under the symbol “BWA.”
Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and By-laws
Our Certificate of Incorporation and By-laws contain provisions that may delay, defer, discourage, or prevent a change in control of the Company, the removal of our existing management or directors, or an offer by a potential acquirer to our stockholders. These provisions include:

•	No cumulative voting. Under the DGCL and our Certificate of Incorporation, stockholders are not entitled to cumulate votes in the election of directors.

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Requirements for removal of directors. Our Certificate of Incorporation provides that any director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

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Special meeting of stockholders. Our Certificate of Incorporation provides that special meetings of the stockholders may only be called by the at the direction of a majority of the directors of the Company or upon the request of stockholders owning of record 20% or more of our outstanding shares of Common Stock.

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Stockholder advance notice procedures. Our By-laws establish advance notice procedures with respect to stockholders proposals and the nominations of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed.

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Action by written consent of the stockholders. Holders of Common Stock may act by written consent provided they meet the procedural requirements in Article VII, Section 1(b) of our Certificate of Incorporation. These requirements could delay or deter stockholders’ ability to take action with respect to the Company without convening a meeting.

Anti-Takeover Effects of Certain Provisions of Delaware Law
We are subject to the provisions of Section 203 of the DGCL, which generally may have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for our Common Stock. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the stockholder becomes an interested stockholder unless:

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the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors prior to the time the interested stockholder obtained such status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to an interested stockholder. In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of the corporation’s voting stock.

DESCRIPTION OF DEBT SECURITIES
The following description of the Senior Notes is a summary and does not purport to be complete. The Senior Notes are governed by an indenture, dated September 23, 1999, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor in interest to Chase Manhattan Trust Company, National Association), as original trustee (the “Indenture”). The description is subject to and qualified in its entirety by reference to all of the provisions of the Indenture and the Senior Notes, including definitions of certain terms used in the Indenture and the Senior Notes prospectus supplement and prospectus. References herein to the terms “we” and “us” mean the Company.
General
The Senior Notes are our general unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations. The Senior Notes will be effectively subordinated to any of our existing or future secured debt to the extent of the value of the assets securing such debt and will be structurally subordinated to all existing and future liabilities and any preferred equity of our subsidiaries.
The Senior Notes were issued in the form of one or more global notes in fully registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes were issued in book-entry only form and will be represented by one or more global notes deposited with a common depositary on behalf of Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., and registered in the name of the common depositary or its nominee. The Senior Notes are traded on The New York Stock Exchange under the bond trading symbol of “BWA22.”
Principal, Maturity and Interest
We initially issued €500,000,000 aggregate principal amount of the Senior Notes.
The Indenture does not limit the amount of debt securities that we may issue under the Indenture and provides that debt securities may be issued from time to time in one or more series. We may, without the consent of the existing holders of the Senior Notes, issue additional debt securities having the same terms as the Senior Notes (other than the issue date, date from which interest begins to accrue and initial interest payment date) so that the Senior Notes and the new debt securities form a single series under the Indenture governing the Senior Notes.
The Senior Notes will bear interest at 1.800% per year from November 6, 2015 or from the immediately preceding interest payment date to which interest has been paid. Interest will be payable annually in arrears on November 7 of each year, commencing November 7, 2016 (each, an “Interest Payment Date”). Interest on an Interest Payment Date will be paid to the persons, or “holders,” in whose names the Senior Notes are registered on the security register at the close of business on the regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.
Interest on the Senior Notes will be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association) day count convention. The principal of each Senior Note payable at maturity or upon earlier redemption or repurchase will be paid against presentation and surrender of such Senior Note at the office or agency maintained for such purpose, initially the corporate trust office of Deutsche Bank Trust Company Americas, located at 60 Wall Street, Trust and Agency Services, 16th Floor, New York, New York 10005, in euro.
If any Interest Payment Date, the Stated Maturity Date or any earlier date of redemption or repurchase falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, the Stated Maturity Date or such date of redemption or repurchase, as the case may be. For purposes of the Senior Notes, “Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York, London or Frankfurt are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open. Notwithstanding anything to the contrary contained herein, installments of interest on Senior Notes that are due and payable on an Interest Payment Date (as defined below) falling on or prior to a redemption or repurchase date will be payable on such Interest Payment Date to the holders thereof as of the close of business on the regular record date for such Interest Payment Date.
Sinking Fund
The Senior Notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests.
Optional Redemption
We may redeem the Senior Notes at our option at any time, in whole or from time to time in part, at a redemption price (the “Optional Redemption Price”) equal to the sum of:

•	100% of the principal amount of the Senior Notes being redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the redemption date; and

•	the Make-Whole Amount, as defined below, if any, with respect to such Senior Notes.
If the Senior Notes are redeemed on or after August 7, 2022, the Optional Redemption Price will not include the Make-Whole Amount (as defined below).
If we have given notice of redemption as provided in the Indenture and have made funds available on the redemption date referred to in the notice for the redemption, the Senior Notes called for redemption will cease to bear interest on the redemption date and the holders of those Senior Notes from and after the redemption date will be entitled to receive only the payment of the Optional Redemption Price upon surrender of the Senior Notes in accordance with the notice.
We will give notice of any optional redemption to holders of Senior Notes, at their addresses, as shown in the security register for the Senior Notes, not more than 60 nor less than 30 days prior to the redemption date.

The notice of redemption will specify, among other items, the Optional Redemption Price and the principal amount of the Senior Notes held by the holder to be redeemed.
If we choose to redeem less than all of the Senior Notes, we will notify the trustee in writing at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the trustee, of the aggregate principal amount of Senior Notes to be redeemed and their redemption date. The trustee will select, in accordance with its customary procedures, the Senior Notes to be redeemed in part, which, in the case of Senior Notes in book-entry form, will be in accordance with the procedures of any applicable depositary.
“Make-Whole Amount” means, in connection with any optional redemption of the Senior Notes, the excess, if any, of:

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the aggregate present value as of the date of redemption of each euro of principal being redeemed and the amount of interest, excluding unpaid interest, if any, accrued thereon to, but excluding, the date of redemption that would have been payable in respect of each euro if the redemption payment had not been made (determined by discounting, on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association)), the principal and interest at the Reinvestment Rate, from the respective dates on which the principal and interest would have been payable if the redemption payment had not been made, to the date of redemption), over

•	the aggregate principal amount of the Senior Notes being redeemed.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an S-17 official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the Senior Notes, then we may at any time at our option, having given not less than 30 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, the Senior Notes at a redemption price equal to 100% of the principal amount of the Senior Notes plus unpaid interest, if any, accrued thereon to, but excluding, the redemption date.
Change of Control Repurchase Event
If a change of control repurchase event occurs with respect to the Senior Notes, unless we have exercised our right to redeem the Senior Notes as described above, we will make an offer to each holder of Senior Notes to repurchase all or any part (in minimum denominations of €100,000 and any integral multiples of €1,000 in excess thereof) of that holder’s Senior Notes at a purchase price in cash equal to 101% of the aggregate principal amount of such Senior Notes plus unpaid interest, if any, accrued thereon to, but excluding, the repurchase date. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the Senior Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice.
We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Senior Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the Senior Notes by virtue of such conflict.
On the change of control repurchase event payment date, we will, to the extent lawful:

•	accept for payment all Senior Notes or portions of the Senior Notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Senior Notes or portions of the Senior Notes properly tendered; and

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deliver or cause to be delivered to the trustee the Senior Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of the Senior Notes being purchased by us.

The paying agent will promptly mail to each holder of Senior Notes properly tendered the purchase price for such Senior Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of such Senior Notes surrendered; provided that each new note will be in a principal amount equal to €100,000 or an integral multiple of €1,000 in excess thereof.
We will not be required to make an offer to repurchase the Senior Notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.
The term “below investment grade rating event” means the Senior Notes become rated below investment grade by each rating agency on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of such change of control (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by either of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such change of control (whether or not such change of control shall have occurred at the time of the below investment grade rating event). Neither the trustee nor any paying agent shall be responsible for monitoring the rating status of the Senior Notes, making any request upon any rating agency, or determining whether any below investment grade rating event has occurred.
The term “change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock measured by voting power rather than number of shares.
The term “change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.
The term “investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.
The term “Moody’s” means Moody’s Investors Service Inc.
The term “rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.
The term “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
The term “voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Limitation on Liens
The Indenture provides that we will not, and will not permit any of our Subsidiaries to, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) if such Debt is secured by a mortgage, pledge, security interest or lien (a “mortgage” or “mortgages”) upon any of our Principal Properties or of any of our Subsidiaries’ Principal Properties or upon any shares of stock or other stock or other equity interest or indebtedness of any of our Subsidiaries (whether such property, shares of stock or other equity interest or indebtedness is now owned or hereafter acquired) which owns any

Principal Property, without in any such case effectively providing that the debt securities shall be secured equally and ratably with (or prior to) such Debt; provided, however, that the foregoing restrictions shall not apply to:

•	mortgages existing on the date the debt securities are originally issued or mortgages provided for under the terms of agreements existing on such date;

•	mortgages on Current Assets securing Current Liabilities;

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mortgages on any property we or any of our Subsidiaries acquire, construct, alter or improve after the date of the Indenture that are created or assumed contemporaneously with or within one year after such acquisition (or, in the case of property constructed, altered or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost of such property, provided that in the case of any such construction, alteration or improvement the mortgages shall not apply to any property we or any of our Subsidiaries theretofore owned, other than (1) the property so altered or improved and (2) any theretofore unimproved real property on which the property so constructed or altered, or the improvement, is located;

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existing mortgages on property we or any of our Subsidiaries acquire (including mortgages on any property acquired from a Person that is consolidated with or merged with or into us or any of our Subsidiaries) or mortgages outstanding at the time any Person becomes one of our Subsidiaries that are not incurred in connection with such entity becoming one of our Subsidiaries;

•	mortgages in our or any of our Subsidiaries’ favor;

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mortgages on any property (1) in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, (2) securing indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type, or (3) securing indebtedness issued or guaranteed by the United States, any state, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction; and

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any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing bullet points; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, together with the reasonable costs related to such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property that secured the mortgage so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing the debt securities, issue, assume or guarantee secured Debt (that would otherwise be subject to the foregoing restrictions) in an aggregate amount that, together with all other such secured Debt and the aggregate amount of our and our Subsidiaries’ Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to the provisions described under “—Limitation on Sale/Leaseback Transactions” of the Senior Notes prospectus (excluding any such Sale/Leaseback Transactions the proceeds of which have been applied in accordance with clauses (2) or (3) under the “—Limitation on Sale/Leaseback Transactions” covenant described in the Senior Notes prospectus), does not exceed 10% of the Consolidated Net Worth, as shown on a consolidated balance sheet as of a date not more than 90 days prior to the proposed transaction we prepare in accordance with generally accepted accounting principles in the United States of America.
Consolidation, Merger and Sale of Assets
The Indenture provides that we will not consolidate with or merge into any other corporation, or convey, transfer or lease, or permit one or more of our Significant Subsidiaries to convey, transfer or lease, all or substantially all of our property and assets on a consolidated basis, to any Person unless (1) either we are the continuing corporation or such corporation or Person assumes by supplemental indenture all of our obligations under Indenture and the debt securities issued thereunder, (2) immediately after such transaction no Default or Event of Default shall exist and (3) the surviving corporation or such Person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia.
Events of Default
An “Event of Default” is defined under the Indenture as being:

•	default in the payment of any interest on any debt security when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of any debt security at its maturity;

•	default in our performance (or our breach) of any of our covenants or agreements in Indenture, continued for 90 days after we receive written notice;

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acceleration of, or any failure to pay at final maturity, any of our or our Subsidiaries’ Debt (other than the debt securities or Non-Recourse Indebtedness) in an aggregate amount in excess of $25 million if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 15 days after we receive written notice thereof; and

•	certain events of our or of one of our Significant Subsidiaries’ bankruptcy, insolvency or reorganization.
The Indenture provides that if an Event of Default, other than certain events with respect to our bankruptcy, insolvency or reorganization, shall occur and be continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities may, by a notice in writing to us (and to the trustee if given by the holders), declare the principal of the debt securities, and all accrued and unpaid interest thereon, to be due and payable immediately. If an Event of Default with respect to certain events of our bankruptcy, insolvency or reorganization shall occur and be continuing, then the principal on the debt securities, and all accrued and unpaid interest thereon, shall be due and payable immediately without any act on the part of the trustee or any holder.
The holders of not less than a majority in principal amount of the outstanding debt securities may, on behalf of the holders of all of the debt securities, waive any past default under the Indenture and its consequences, except a default (1) in respect of the payment of principal of or interest on the debt securities or (2) in respect of a covenant or provision that cannot be modified or amended without the consent of each holder.
Under the Indenture, we are required to file annually with the trustee an officers’ certificate as to our compliance with all conditions and covenants. The Indenture provides that the trustee may withhold notice to the holders of the debt securities of any default (except payment defaults on the debt securities) if it considers it to be in the interest of such holders to do so.
Subject to the provisions of the Indenture relating to the duties of the trustee, the Indenture provides that when an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under Indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee under the Indenture.
Modification or Waiver
The Indenture provides that we may modify and amend Indenture, and the trustee may modify and amend Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities; provided that no such modification or amendment may, without the consent of each holder, among other things:

•	change the maturity of the principal of, or any installment of interest on, the debt securities;

•	reduce the principal amount of, or the rate of interest on, the debt securities;

•	change the place or currency of payment of principal of, or interest on, the debt securities;

•	impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof;

•	reduce the percentage of holders necessary to modify or amend the Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default.
The Indenture provides that we may modify and amend Indenture and the trustee may modify and amend Indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another Person to our company and the assumption by such Person of our covenants contained in Indenture and the debt securities;

•	to add covenants of our company for the benefit of the holders or to surrender any right or power conferred upon our company;

•	to add Events of Default;

•	to secure the debt securities;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture; provided such action does not adversely affect the interests of the holders;

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to supplement any of the provisions of Indenture to the extent necessary to permit or facilitate defeasance and discharge of the debt securities; provided such action shall not adversely affect the interests of the holders; or

•	to conform with the requirements of the Trust Indenture Act.
Defeasance and Covenant Defeasance
We may, at our option and at any time, terminate our obligations with respect to the outstanding debt securities (“Defeasance”). Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities, except for (1) the rights of the holders of outstanding debt securities to receive payment in respect of the principal of and interest on such debt securities when such payments are due, (2) our obligations to issue temporary debt securities, register and transfer or exchange any debt securities, replace mutilated, destroyed, lost or stolen debt securities, maintain an office or agency for payments in respect of the debt securities and segregate and hold money in trust, (3) the rights, powers, trusts, duties and immunities of the trustee and (4) the Defeasance provisions of the Indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to the debt securities (being primarily the restrictions described under “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions” of the Senior Notes prospectus), and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the debt securities (“Covenant Defeasance”).
In order to exercise either Defeasance or Covenant Defeasance:

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we must irrevocably deposit with the trustee in trust, for the benefit of the holders, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the outstanding debt securities to maturity;

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we must deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance or Covenant Defeasance, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance or Covenant Defeasance had not occurred (in the case of Defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service issued, or a change in applicable federal income tax laws occurring, after the date hereof);

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no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as the last bullet point under the first paragraph under “—Events of Default” of the Senior Notes prospectus is concerned, at any time during the period ending the 91st day after the date of deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

•	such Defeasance or Covenant Defeasance shall not cause the trustee to have a conflicting interest (as defined by the Trust Indenture Act) with respect to any of our securities;

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such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which we are a party or by which we are bound; and

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we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either Defeasance or Covenant Defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Debt would result.

Satisfaction and Discharge
The Indenture provides that it will be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the debt securities, as expressly provided for in the Indenture) as to all outstanding debt securities when (1) either (a) all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money or certain U.S. Government Obligations has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at maturity within one year and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and interest on the debt securities to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity; (2) we have paid or have caused to be paid all other sums payable under the Indenture by us; and (3) we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under Indenture relating to the satisfaction and discharge of Indenture have been complied with.
Certain Definitions
“Attributable Indebtedness” means, with respect to any Sale/Leaseback Transaction as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under such lease for Net Rental Payments during the remaining term of the lease (including any period for which such lease has been extended).
“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (3) appropriate adjustments on account of non-controlling interests of other Persons holding stock of our Subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with generally accepted accounting principles.
“Consolidated Net Worth” means the amount of total stockholders’ equity shown in our most recent consolidated statement of financial position.
“Current Assets” of any Person includes all assets of such Person that would in accordance with generally accepted accounting principles be classified as current assets.
“Current Liabilities” of any Person includes all liabilities of such Person that would in accordance with generally accepted accounting principles be classified as current liabilities.
“Net Rental Payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges.
“Non-Recourse Indebtedness” means our indebtedness or the indebtedness of any of our Subsidiaries in respect of which the recourse of the holder of such indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to specified assets, and with respect to which neither we nor any of our Subsidiaries provide any credit support.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, that we own or that is owned by one of our Subsidiaries which constitutes a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X of the Exchange Act, and is located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or any portion thereof (together with the land upon which it is erected and fixtures comprising a part thereof) (1) which is financed by industrial development bonds or (2) which, in the opinion of our board of directors, is not of material importance to our total business conducted and the total business conducted by our Subsidiaries, taken as a whole.
“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which we or any of our Subsidiaries lease for a period of more than three years, any real or personal property, which property we have or such Subsidiary has sold or transferred or will sell or transfer to such Person in contemplation of such leasing.
“Subsidiary” of a Person means (1) any corporation more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (2) any partnership or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, “Securities Having Ordinary Voting Power” means securities or other equity interests that ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.